                                                                    Exhibit 12.1

                     WALDEN RESIDENTIAL PROPERTIES, INC.
               COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                             (Dollars in thousands)




                                                                                                                     For the period
                                                                                                                    February 9, 1994
                                                                                                                      (Commencement
                                                       Nine Months Ended                                           of Operations) to
                                                         September 30,             Year Ended December 31,            December 31,
                                                      -------------------    -----------------------------------   -----------------
                                                            1998             1997          1996          1995             1994
                                                           -------          -------       -------       -------          -------
Income before extraordinary item
     and income allocated to minority
     interests ..................................          $32,639          $27,113       $19,122       $10,685          $ 5,356
Add:
     Interest on indebtedness ...................           40,536           28,447        20,573        17,111            6,288
     Amortization of deferred financing costs....              768              827           916           900              371
                                                           -------          -------       -------       -------          -------
        Earnings ................................          $73,943          $56,387       $40,611       $28,696          $12,015
                                                           =======          =======       =======       =======          =======
Fixed charges and preferred distributions:
     Interest on indebtedness ...................          $40,536          $28,447       $20,573       $17,111            6,288
     Amortization of deferred financing costs....              768              827           916           900              371
                                                           -------          -------       -------       -------          -------
        Fixed charges ...........................           41,304           29,274        21,489        18,011            6,659
     Add:
        Preferred stock distributions (1)........           14,388           15,889         4,092           922               --
        Combined fixed charges and                         -------          -------       -------       -------          -------
           preferred stock distributions.........          $55,692          $45,163       $25,581       $18,933          $ 6,659
                                                           =======          =======       =======       =======          =======
Ratio of earnings to fixed charges ..............             1.79x            1.93x         1.89x         1.59x            1.80X

Ratio of earnings to fixed charges
     and preferred distributions.................             1.33x            1.25x         1.59x         1.52x            1.80X
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(1)  Includes distributions on preferred stock and preferred distributions to minority interest holders.